Exhibit 6.8

Lock-Up Agreement

___________ , 2023

Alexander Capital, L.P.

17 State St, New York,

NY 10004

Re: Baker Global Asset Management Inc. – Form 1-A (File No. 024-12228)

Ladies and Gentlemen:

The undersigned understands that Alexander Capital, L.P. (the “Placement Agent”) proposes to enter into a Placement Agent Agreement (the “Placement Agreement”) with Baker Global Asset Management Inc., a New York corporation (the “Company”), providing for the public offering (the “Public Offering”) of its shares of common stock, par value $0.0001 per share (the “Common Stock”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for them in the Placement Agreement.

To induce the Placement Agent to continue its efforts in connection with the Public Offering, the Company, on behalf of itself and any successor entity, hereby agrees that, without the prior written consent of the Placement Agent, the undersigned will not, during the period commencing on the date of the Placement Agreement and ending 360 days after such date (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (the “Lock-Up Securities”) (ii) file or cause to be filed any registration statement with the Securities and Exchange Commission (the “SEC”) relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. Notwithstanding the foregoing, and subject to the conditions below, the Company may issue or cause an issuance of the Lock-Up Securities without the prior written consent of the Placement Agent in connection with (a) shares of Common Stock or options to employees, officers or directors of the Company or consultants to the Company pursuant to any stock or option plan duly adopted for such purpose, (b) existing securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Placement Agreement, provided that such securities have not been amended since the date of the Placement Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions or securities issued in financing transactions, the primary purpose of which is to finance acquisitions or strategic transactions, provided that such securities are issued as “restricted securities” (as defined in Rule 144 of the Securities Act of 1933) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d), shares of Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, (e) shares of Common Stock, options or convertible securities issued to in connection with the provision of goods or services, (f) shares of Common Stock, options or convertible securities issued in connection with collaboration, technology license, development, marketing, investor relations or other similar agreements or strategic partnerships.

The undersigned understands that the Company and the Placement Agent are relying upon this lock-up agreement in proceeding toward the consummation of the Public Offering. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s successors and assigns.

The undersigned understands that, if the Placement Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to closing of the Public Offering, then this lock-up agreement shall be void and of no further force or effect.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to the Placement Agreement, the terms of which are subject to negotiation between the Company and the Placement Agent.

Very truly yours,

BAKER GLOBAL ASSET MANAGEMENT INC.

By:
Name:	William T. Baker
Title:	President and Chief Executive Officer